Exhibit 5.3

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

June 9, 2026

Crocs, Inc.
500 Eldorado Boulevard, Building 5
Broomfield, Colorado 80021

Re:    Post-Effective Amendments to Registration Statements on Form S-8 for Shares of Common Stock, par value $0.001 per share, of Crocs, Inc.

Ladies and Gentlemen:

We have acted as counsel to Crocs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-239089 and Post-Effective Amendment No. 2 to Registration Statement on Form S-8 No. 333-204841 (collectively, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to the Prior Plan Shares (as defined below) which may be issued under the Crocs, Inc. 2026 Equity Incentive Plan (the “2026 Plan”).

On June 9, 2026 (the “Effective Date”), the stockholders of the Company approved the 2026 Plan. The total number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the 2026 Plan is 2,200,000 (which are being registered concurrently on a new registration statement on Form S-8), plus (i) shares of Common Stock previously available for issuance and not issued or subject to outstanding awards under the Crocs, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as of the Effective Date and (ii) shares of Common Stock subject to outstanding awards under the 2020 Plan and the Crocs, Inc. 2015 Equity Incentive Plan as of the Effective Date that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in vested or nonforfeitable shares), up to a maximum of 3,121,945 shares pursuant to the foregoing clauses (i) and (ii) (the “Prior Plan Shares”).

We have examined the Post-Effective Amendments and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Prior Plan Shares issued by the Company pursuant to the 2026 Plan, upon registration by its registrar of the Prior Plan Shares and the issuance thereof by the Company in accordance with the terms of the 2026 Plan, and the receipt of consideration for such Prior Plan Shares in accordance with the terms of the 2026 Plan, such Prior Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/ PERKINS COIE LLP